                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                PS GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: N/A

    (2) Form, Schedule or Registration Statement No.: N/A

    (3) Filing Party: N/A

    (4) Date Filed: N/A

Notes:

- -------------------------------------------------------------------------------
                                                      RULE 424(b)(3) SUPPLEMENT

[LOGO OF PS GROUP, INC.]
                                                                     Suite 1050
                                                    4370 La Jolla Village Drive
                                                             San Diego CA 92122
                                                                 (619) 642-2999
                                                                   May 22, 1996

  THIS LETTER CONTAINS IMPORTANT NEW INFORMATION REGARDING YOUR BOARD'S UNANIMOUS RECOMMENDATION THAT YOU VOTE FOR THE REORGANIZATION AND FOR
                                         ---                        ---
  THE BOARD'S NOMINEES AT THE UPCOMING ANNUAL MEETING.

Dear Stockholders:

  I AM PLEASED TO BE ABLE TO TELL YOU THAT PS GROUP HAS RECENTLY RESOLVED ITS DIFFERENCES WITH SEVERAL STOCKHOLDERS REGARDING THE MATTERS TO BE VOTED ON AT THE 1996 ANNUAL MEETING OF STOCKHOLDERS. THE UNDERSTANDINGS WE HAVE REACHED WILL AVOID A PROXY CONTEST, UNITE OUR MAJOR STOCKHOLDERS BEHIND OUR REORGANIZATION PLAN AND ALLOW THE BOARD TO GIVE ITS UNDIVIDED ATTENTION TO THE ONGOING TASK OF ENHANCING STOCKHOLDER VALUE.

  TAKING INTO ACCOUNT THE SHARES HELD BY THE STOCKHOLDERS WITH WHOM WE HAVE RECENTLY REACHED THESE UNDERSTANDINGS, INCLUDING ESL PARTNERS, NORTH ATLANTIC SMALLER COMPANIES INVESTMENT TRUST ("NASCIT") AND MR. JOSEPH E. PIRINEA, AS WELL AS THE ADVICE WE HAD PREVIOUSLY RECEIVED REGARDING THE VOTING INTENTIONS OF BERKSHIRE HATHAWAY AND THE VOTING INTENTIONS OF THE DIRECTORS AND OFFICERS OF PS GROUP, HOLDERS OF OVER 50% OF PS GROUP STOCK (IN THE AGGREGATE) HAVE SEPARATELY COMMITTED TO VOTE THEIR RESPECTIVE SHARES FOR THE PROPOSALS TO BE ACTED ON AT THE 1996 ANNUAL MEETING. WE NOW EXPECT THAT THESE PROPOSALS WILL BE ADOPTED. NEVERTHELESS, YOUR VOTE IS IMPORTANT. I HOPE THAT THESE RECENT DEVELOPMENTS WILL ENCOURAGE YOU TO VOTE FOR THE PROPOSALS IF YOU HAVE NOT
                                        ---
ALREADY DONE SO.

  The understandings we have reached, which are described in more detail in the enclosed Supplement to our Prospectus/Proxy Statement, are summarized below:

  Agreement with Mr. Pirinea. Under an agreement with Mr. Pirinea, the owner of 1% of PS Group stock who had been planning to run for election in opposition to the Board's nominees, he will be appointed to a newly-created directorship at the Board's organizational meeting to be held immediately following the conclusion of the 1996 Annual Meeting. The Board's two nominees for election to the class whose term will expire in 1999--Donald W. Killian and I--are now the ONLY nominees for election at the 1996 Annual Meeting. Mr. Pirinea has withdrawn his stockholder proposal and it will NOT be voted on at the Meeting.

  In addition, under the agreement Mr. Pirinea will serve on a new Strategic Planning Committee along with Mr. Guerin and me. If the reorganization is consummated, PS Group Holdings will have a similar Committee. The Committee's charter will be to pursue the Board's commitment to enhancing stockholder value by exploring alternatives for achieving that goal, including alternatives that would enable the Company to make prudent distributions to its stockholders in the future. The Committee will continue to work with the specialized investment banking firm that has been assisting us in evaluating the feasibility of a sale involving some or all of our aircraft. In addition, the Committee will seriously consider whether its work in evaluating all of our businesses would be enhanced by retaining additional investment banking assistance. The Committee will be directed to make periodic reports to the Board and submit any recommendations for Board review and appropriate action.

  The agreement also provides for two amendments to the certificate of incorporation of PS Group Holdings if the reorganization is consummated. First, stockholders will be able to amend or delete the restrictions on transferring shares by a vote of a majority of the outstanding shares because the requirement for a two-thirds vote will be deleted. Second, the restrictions will lapse as to future transfers (if not earlier terminated by the Board because, among other reasons, they are no longer necessary to preserve PS Group's substantial tax benefits) at the annual meeting held in the year 2000 (rather than after 15 years) unless, at that meeting, the stockholders vote to continue the restrictions by a vote of a majority of the outstanding shares.

  Understanding With ESL Partners. The Board has made two public commitments, beyond those contained in the agreement with Mr. Pirinea, on the basis of which commitments ESL Partners--which owns over 19% of PS Group stock and had previously indicated its intention to vote for Mr. Pirinea's nomination and against the reorganization--has advised us that it intends to vote its shares in favor of the proposals to be acted on at the 1996 Annual Meeting. First, we have committed to create another new directorship at the Board's organizational meeting to be held immediately following the conclusion of the 1996 Annual Meeting. We will appoint to this directorship Mr. Christopher H.B. Mills, the Chief Executive Officer of NASCIT, a London-based publicly-traded investment company that owns approximately 4.4% of PS Group stock and had previously indicated its intention to vote against the reorganization.
Mr. Mills will join Messrs. Guerin and Pirinea in the class whose terms expire in 1997.

  Secondly, the Board has committed that after the 1996 Annual Meeting has concluded, it will undertake a study of the possibility of proposing for stockholder approval the elimination from its Certificate of Incorporation of the present provisions for a classified board. The Board of Directors of PS Group is currently divided into three classes, with the members of each class serving for a three-year term, and if the reorganization is consummated the Board of Directors of PS Group Holdings will be similarly classified. However, the Board will evaluate the alternative of providing for all directors to be elected annually. If the reorganization is consummated, this study will be conducted with respect to the Board of PS Group Holdings.

  We have also entered into a confidentiality agreement with ESL Partners under which we will furnish data relevant to ESL's interest in investigating an acquisition of the aircraft we lease to USAir. While there is no assurance that any transaction will result, we will, as we have previously stated, seriously consider any proposal ESL may make.

  Understanding with Mr. Mills. The Board has reached an understanding with Mr. Mills that, on the basis of the commitments described above, he is willing to serve as an additional director and NASCIT's shares will be voted in favor of the two proposals to be acted on at the 1996 Annual Meeting.

  THESE RECENT DEVELOPMENTS REFLECT THE UNQUALIFIED COMMITMENT OF YOUR BOARD TO A CAREFUL EVALUATION OF ANY CREDIBLE SUGGESTION FOR DELIVERING TO YOU A RETURN ON YOUR INVESTMENT IN A PRUDENT MANNER. OUR AGENDA IS NOT TO HOARD THE COMPANY'S CASH MERELY FOR THE SAKE OF STOCKPILING MONEY OR TO INVEST IN UNPRODUCTIVE BUSINESSES. WE HAVE NO INTENTION OF ENTERING INTO NEW BUSINESSES,
                         -----------------------------------------------------
ALTHOUGH WE DO NOT INTEND TO ABANDON OUR CURRENT SUBSIDIARIES. WE WOULD LIKE
- ----------------------------------------------------------------------------
NOTHING MORE THAN TO BE ABLE TO FIND A WAY TO DISTRIBUTE CASH, OR OTHERWISE
- ---------------------------------------------------------------------------
GENERATE RETURNS, TO ALL STOCKHOLDERS AS SOON AS POSSIBLE. HOWEVER, WE HAVE TO
- ----------------------------------------------------------
BE REALISTIC IN EVALUATING OUR ALTERNATIVES FOR ACHIEVING THAT END. THIS MEANS WE MUST RECOGNIZE (AS I DISCUSSED IN OUR 1995 ANNUAL REPORT) THAT THERE ARE CONSTRAINTS ON WHAT IS FEASIBLE, IN PARTICULAR OUR DEPENDENCE ON OUR AIRCRAFT LEASES FOR MOST OF OUR CURRENT REVENUE AND OUR CRITICAL NEED TO PRESERVE ALL OF OUR SUBSTANTIAL TAX BENEFITS.

  The Board will re-examine this challenging issue and we look forward to the constructive contributions of Mr. Pirinea and Mr. Mills, as well as the current Board members. But in the meantime, the Board reiterates its strongly-held view that the reorganization is a vital IMMEDIATE step to protect your economic self-interest.

  Enclosed with this letter is another supplement to our Prospectus/Proxy Statement relating to the Annual Meeting, together with the Prospectus/Proxy Statement itself and the two prior supplements. We urge you to give this material your careful consideration.

  In order to enable all stockholders to review this information, when the Annual Meeting convenes on May 28 I intend to present as the first item of business, on behalf of the Board, a proposal to adjourn the meeting to 10:00 a.m., local time, on Wednesday, June 5, 1996, at the same location (the Sheraton Grande Hotel in Los Angeles). Approval of the adjournment will require approval of a majority of the shares represented (in person or by proxy) at the meeting. Shares covered by proxies that have been received by management will be voted, in the discretion of the proxy holders, in favor of the adjournment except where contrary instructions have been given on any proxy card.

  THE BOARD UNANIMOUSLY REITERATES ITS RECOMMENDATION THAT YOU VOTE FOR THE
                                                                    ---
REORGANIZATION (ITEM 2 ON THE PROXY CARD). THE BOARD ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO BOARD NOMINEES (ITEM 1 ON
                         ---
THE PROXY CARD).

  If you have any questions or need assistance with voting shares held by your brokerage firm, please call our proxy solicitors MacKenzie Partners, Inc. at
(800) 322-2885, Toll Free, or at (212) 929-5500 (collect).

  YOUR VOTE IS IMPORTANT IRRESPECTIVE OF THE NUMBER OF SHARES YOU OWN AND WHETHER OR NOT YOU PLAN TO ATTEND THE 1996 ANNUAL MEETING IN PERSON. ENCLOSED IS ANOTHER COPY OF THE COMPANY'S PROXY CARD. IF YOU HAVE NOT ALREADY VOTED, PLEASE TAKE THIS OPPORTUNITY TO COMPLETE AND SIGN THE CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.*

  We sincerely hope we can count on your support at the 1996 Annual Meeting.

                                         Sincerely,

                                         /s/ Charles E. Rickershauser, Jr.
                                         Charles E. Rickershauser, Jr.
                                         Chairman of the Board and
                                         Chief Executive Officer



- --------
*Because the enclosed proxy card is a duplicate of the ones previously sent to you, it includes Mr. Pirinea's stockholder proposal as Item 3. As noted above, this proposal will NOT be submitted at the Annual Meeting, so you need not vote on it. However, it is important you vote "FOR" Items 1 and 2 on the card.

                                              PROSPECTUS SUPPLEMENT PURSUANT TO
                                                       RULE 424(b)(3) UNDER THE
                                                         SECURITIES ACT OF 1933
                                                  SUPPLEMENTING AMENDMENT NO. 2
                                                        DATED APRIL 17, 1996 TO
                                           REGISTRATION STATEMENT NO. 333-00821
                                          ORIGINALLY FILED ON FEBRUARY 9, 1996,
                                                     AS PREVIOUSLY SUPPLEMENTED
                                                          BY  SUPPLEMENTS DATED
                                                         MAY 1 AND MAY 14, 1996

                         SUPPLEMENT DATED MAY 22, 1996
                                      TO
                     PROSPECTUS OF PS GROUP HOLDINGS, INC.
                                    AND TO
                       PROXY STATEMENT OF PS GROUP, INC.

GENERAL

  This Supplement supplements the Prospectus/Proxy Statement dated April 17, 1996, as previously supplemented by the Supplements dated May 1, 1996 and May 14, 1996 (the "Prospectus/Proxy Statement"), furnished by the Company in connection with the solicitation of proxies by the Company Board in connection with the Annual Meeting. Attached to this Supplement are all prior documents together constituting the Prospectus/Proxy Statement.

  Capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Prospectus/Proxy Statement. Except where otherwise indicated, cross-references in this Supplement are to the cited sections of the Prospectus/Proxy Statement.

  This Supplement is intended to be read in conjunction with the Prospectus/Proxy Statement. All information contained in the Prospectus/Proxy Statement is hereby incorporated by reference into this Supplement.

CERTAIN ADDITIONAL INFORMATION

  1. The Pirinea Agreement. The Company, Holdings and Mr. Joseph S. Pirinea ("Mr. Pirinea," previously referred to in the Prospectus/Proxy Statement as the Proponent) have entered into an Agreement Relating to 1996 Annual Meeting dated as of May 19, 1996 (the "Pirinea Agreement"). The following summary of certain provisions of the Pirinea Agreement is qualified by the full text of the Pirinea Agreement, which has been filed with the Commission as an exhibit to the Company's Current Report on Form 8-K/A dated May 21, 1996.

  The Pirinea Agreement provides, among other things, as follows:

  (a) Mr. Pirinea has withdrawn his nomination for election (the "Pirinea Nomination") to the Company Board in opposition to the candidacies of Messrs. Killian and Rickershauser (the "Board Nominees"). Accordingly, the Board Nominees are the only candidates for election at the Annual Meeting. See "ELECTION OF DIRECTORS."

  (b) At the organizational meeting of the Company Board to be held immediately following the conclusion of the Annual Meeting (the "Organizational Board Meeting"), Mr. Pirinea will be appointed to fill a vacancy created on the Company Board, by its expansion from five to six members, in the class whose terms expire at the 1997 Annual Meeting of Stockholders, Mr. Guerin being the only current member of that class. See "ELECTION OF DIRECTORS."

  (c) If the Reorganization is consummated, Mr. Pirinea will be appointed as a member of the Holdings Board with a term expiring at the 1997 Annual Meeting of Stockholders. See "THE REORGANIZATION--Board of Directors and Management of Holdings."

  (d) Mr. Pirinea will be entitled to the same rights (including indemnification rights) as all other directors of the Company or Holdings, as applicable (the "Applicable Company"), under the Delaware Corporate Law, the Applicable Company's certificate of incorporation and bylaws, indemnification agreements, and standing policies and resolutions of its Board regarding director compensation and reimbursement of expenses. See "ELECTION OF DIRECTORS--Compensation of Directors."

  (e) Mr. Pirinea has withdrawn the Stockholder Proposal, which will not be voted on at the Annual Meeting.

  (f) The Company will create a deliberative (but not decision-making) committee of the Board called the Strategic Planning Committee and Mr. Pirinea will be appointed to this Committee when he becomes a director. If Mr. Rickershauser is elected to the Company Board, he will also serve on the Strategic Planning Committee, as will Mr. Guerin, and if the Reorganization is consummated the Holdings Board will create an identically constituted Strategic Planning Committee. The charter of the Strategic Planning Committee will be to explore alternatives for enhancing stockholder value, including, without limitation, alternatives that would enable the Applicable Company to make prudent distributions to its stockholders in the future. The Strategic Planning Committee will be directed to continue to work with the specialized investment banking firm that has been assisting the Company in evaluating the feasibility of a sale of some or all of its aircraft and to consider, in the good faith exercise of its business judgment, whether its work in evaluating all of the Applicable Company's businesses would be enhanced by retaining additional investment banking assistance. The Strategic Planning Committee will be directed to make periodic reports to the Board of Directors of the Applicable Company and submit any recommendations for review and appropriate action by such Board.

  (g) The Company and Holdings have represented to Mr. Pirinea that their respective Boards will continue to meet no less frequently than quarterly and that their respective Executive Committees will not exercise their powers to bind the Applicable Company with respect to any material decision unless, in the reasonable good faith judgment of such Executive Committee, the interests of the Applicable Company or its stockholders would be materially jeopardized by deferring the matter pending a decision of the full Board.

  (h) The Company and Holdings have agreed to amend the Transfer Restrictions immediately following the effective date of the Reorganization. See
  "2. Amendment to Transfer Restrictions."

  (i) Mr. Pirinea will vote all shares of Company Common Stock over which he exercises sole or shared voting power, which he has represented and warranted as constituting approximately 1.00% of the outstanding shares, in favor of the adoption of the Reorganization Agreement and the election of the Board Nominees and he will, to the fullest extent consistent with the federal securities laws, make such solicitations of proxies as he deems appropriate and useful in favor of such adoption and election.

  (j) Mr. Pirinea has been paid the amount of $10,000 in respect of reimbursement of his actual out-of-pocket expenses in connection with the Pirinea Nomination, the Stockholder Proposal and the Pirinea Agreement.

  Certain information provided by Mr. Pirinea, pursuant to the Pirinea Agreement, for inclusion herein is set forth on Annex B to this Supplement.

  2. Amendment to Transfer Restrictions. Pursuant to the Pirinea Agreement, the provisions of the Holdings Certificate of Incorporation to be in effect immediately prior to the Reorganization (Appendix B to the Prospectus/Proxy Statement) will be amended immediately following the consummation of the Reorganization by the filing of a further Restated Certificate of Incorporation containing the amendments set forth in Annex A to the Pirinea Agreement. Such amendments will have been approved by the Company as the sole stockholder of Holdings prior to the Effective Time and are not being separately submitted for approval by the stockholders of the Company. The following summary of the amendments to be made to the Holdings Certificate of Incorporation is qualified by the full text of the amendments, which is set forth in full in Annex A to this Supplement.

  (a) The provision relating to the amendment or deletion of the Transfer Restrictions from the Holdings Certificate of Incorporation by the stockholders of Holdings will be amended to delete the requirement for an affirmative vote of two-thirds of the outstanding shares of Holdings Common Stock. Accordingly, under the Delaware Corporation Law, such an amendment or deletion will instead require the affirmative vote of a majority of the outstanding shares of Holdings Common Stock entitled to vote at the applicable stockholders' meeting. See "THE REORGANIZATION--Other Powers of the Holdings Board."

  (b) Notwithstanding anything to the contrary in the Transfer Provisions, and subject to the power of the Holdings Board to accelerate the expiration date of the Transfer Restrictions, the Transfer Restrictions will be amended so that they will expire immediately following the conclusion of Holdings's annual meeting of stockholders for the year 2000, unless the stockholders, by the affirmative vote of the holders of not less than 50% of the outstanding shares of Holdings Common Stock entitled to vote at the meeting, pass a resolution extending such expiration date, in which case such expiration date shall be extended as required by the terms of such resolution. Accordingly, the Transfer Restrictions will no longer remain in effect until the 15th anniversary of the effective date of the Reorganization. However, under the interpretive power conferred on it by the Transfer Restrictions the Holdings Board intends, should the issue arise, to take the interpretive position that the expiration of the Transfer Restrictions will not affect the provisions thereof which render ineffective any non-exempt purported Transfer of Prohibited Shares that has purportedly occurred prior to such expiration, provide that the Purported Acquiror will not be entitled to any rights as a shareholder of Holdings with respect to the Prohibited Shares and specify certain other consequences of such purported Transfer. See "THE REORGANIZATION--Summary of Transfer Restrictions--General" and "--Consequences of Purported Prohibited Transfer."

  3. Understanding With ESL. The Company Board has made two public commitments, beyond those contained in the Pirinea Agreement, on the basis of which commitments ESL--which owns approximately 19.7% of the Company Common Stock (see "BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS") and had previously indicated its intention to vote for the Pirinea Nomination and against the Reorganization--has advised the Company that it intends to vote its shares in favor of the election of the Board Nominees and the adoption of the Reorganization Agreement at the Annual Meeting. Such commitments by the Company Board are as follows:

  (i) The Company Board will create another new directorship at the Organizational Board Meeting and will appoint to such directorship Mr. Christopher H.B. Mills ("Mr. Mills"), the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust ("NASCIT"), a London-based publicly-traded investment company that owns approximately 4.4% of the Company Common Stock and had previously indicated its intention to vote against the adoption of the Reorganization Agreement. Mr. Mills will join Messrs. Guerin and Pirinea in the class whose terms expire in 1997.

  (ii) After the Annual Meeting has concluded, the Company Board will undertake a study of the possibility of proposing for stockholder approval the elimination from the Company's Certificate of Incorporation of the present provisions for a classified board. The Company Board is currently divided into three classes and the members of each class serve for a three-year term (sees "ELECTION OF DIRECTORS"). Under the Reorganization Agreement, if the Reorganization is consummated the Holdings Board will be similarly classified (see "THE REORGANIZATION--Board of Directors and Management of Holdings--Board of Directors"). However, the Company Board will evaluate the alternative of providing for all directors to be elected annually. If the Reorganization is consummated, this study will be conducted with respect to the Holdings Board.

  In addition, the Company has entered into a confidentiality agreement with ESL pursuant to which it will provide to ESL non-public information relevant to ESL's interest in investigating an acquisition of the aircraft leased by the Company to USAir. While there is no assurance that ESL will make any proposal for a transaction, or that any proposal it makes will be viewed by the Company Board as being viable and in the best interests of stockholders, the Company Board will carefully consider any proposal ESL may make.

  4. Understanding with Mr. Mills. The Company Board has reached an understanding with Mr. Mills that, on the basis of the commitments described under "3. Understandings with ESL", he is willing to serve as an additional director and NASCIT's shares of Company Common Stock will be voted in favor of the election of the Board nominees and the adoption of the Reorganization Agreement at the Annual Meeting.

  Certain information provided by Mr. Mills for inclusion herein is set forth on Annex C to this Supplement.

  5. Votes Required. As indicated under "THE ANNUAL MEETING--Votes Required," the affirmative vote of a plurality of shares of the Company Common Stock represented at the Annual Meeting in person or by proxy is required to elect the Board Nominees and the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve the Reorganization. By reason of the Pirinea Agreement (see "1. The Pirinea Agreement" above), the understandings with ESL and Mr. Mills (see "3. Understanding with ESL" and "4. Understanding with Mr. Mills" above), the fact that Berkshire Hathaway has informed the Company of its intention to vote all of its shares of Company Common Stock in favor of the election of the Board Nominees and the adoption of the Reorganization Agreement, and the intention of all directors and officers of the Company to so vote, the Company expects that the Board Nominees will be elected and the Reorganization Agreement will be adopted. See "BENEFICIAL OWNERSHIP OF DIRECTORS AND OFFICERS" and "BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS."

  6. Treatment of Preexisting 5-Percent Shareholders. As indicated in the Prospectus/Proxy Statement under the caption "THE REORGANIZATION--Summary of Transfer Restrictions--Treatment of Preexisting 5-Percent Shareholders," under the Transfer Restrictions any person or entity who established, on or before April 30, 1996, to the satisfaction of the Holdings Board, that such person or entity was a direct or indirect owner of 5% of the Company Common Stock on February 8, 1996 would be entitled to be treated as a Preexisting 5-Percent Shareholder and would receive different treatment, in two respects specified therein, under the Transfer Restrictions from persons who became "5-percent shareholders" (for purposes of Section 382) on or after February 9, 1996 and before the Effective Time or who were such "5-percent shareholders" on February 8, 1996, but who failed to establish by April 30, 1996, to the satisfaction of the Holdings Board, that they owned their Company Common Stock on February 8, 1996. Other than the holders of Company Common Stock identified by name under the above-referenced caption of the Prospectus/Proxy Statement, no such person or entity established to the satisfaction of the Holdings Board, by April 30, 1996, its status as a Preexisting 5-Percent Shareholder.

  7. Intended Adjournment of Annual Meeting. In order to enable stockholders of the Company to review the information contained in this Supplement, the Chairman of the Annual Meeting (Mr. Rickershauser) intends, on behalf of the Company Board, to present as the first item of business, when the Annual Meeting is called to order on May 28, 1996, a proposal to adjourn the Annual Meeting to 10:00 a.m., local time, on Wednesday, June 5, 1996 at the same location (the Sheraton Grande Hotel, Los Angeles, California). Approval of any such adjournment proposal will require the affirmative vote of a majority of the outstanding shares of Company Common Stock present in person or by proxy at the Annual Meeting. See "ANNUAL MEETING--Shares Outstanding and Entitled To Vote; Record Date" and"--Votes Required." Shares of Company Common Stock with respect to which proxies have been received by the Company's designated proxy holders will be voted, in the discretion of those proxy holders conferred by
Item 4 of the Notice of Annual Meeting contained in the Prospectus/Proxy Statement and Item 4 on the Company's proxy card distributed therewith (another copy of which is enclosed with this Supplement), in favor of such adjournment except where contrary instructions have been given on any such proxy cards.

                                                                        ANNEX A
                                                                        -------

        AMENDMENTS TO BE MADE TO RESTATED CERTIFICATE OF INCORPORATION
              OF HOLDINGS PROMPTLY FOLLOWING THE EFFECTIVE TIME*



- --------
* An amendment to add language is indicated by an underscore of the added words. An amendment to delete language is indicated by a strike-through of the deleted words.

NOTE TO EDGAR VERSION: Deleted language is indicated by brackets, not strike-throughs.

                                   ARTICLE X

  The provisions set forth in this Article X and in Articles V, VI, VIII[,] and
                                                                            ---
IX [and XI] herein may not be repealed or amended in any respect, and no article imposing cumulative voting in the election of directors may be added, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of Common Stock of this corporation, subject to the provisions of any series of Preferred Stock which may at the time be outstanding; provided, however, that if there is a related person (as defined in Article IX), such 66 2/3% vote must include the affirmative vote of at least 50% of the outstanding shares of Common Stock held by stockholders other than the related person.[; and provided further that, notwithstanding
                             -
this Article X, Article XI hereof may be amended or modified by the Board of Directors as provided in Article XI.]

                                  ARTICLE XI

  (A) TRANSFER RESTRICTIONS. In order to preserve the net operating loss carryforwards (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and other tax benefits (collectively, the "Tax Benefits") to which the corporation or any member of the corporation's "affiliated group" as that term is used in Section 1504 of the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (collectively, the "Code"), is or becomes entitled prior to the Expiration Date (as hereinafter defined) pursuant to the Code and the Treasury Regulations promulgated thereunder, as amended from time to time ("Treasury Regulations") or any applicable state statute, the following restrictions shall apply until the earlier of (w) immediately following the
                                              -----------------------------
conclusion of the corporation's annual meeting of stockholders for the year
- ---------------------------------------------------------------------------
2000, unless the Expiration Date is extended as set forth in paragraph (H) of
- -----------------------------------------------------------------------------
this Article XI, (x) the day after the fifteenth (15th) anniversary of the
- ----------------
effective time of the merger of PSG Merger Subsidiary, Inc. with and into PS Group, Inc. (the "Merger"), (y) the repeal of Section 382 of the Code if the Board of Directors determines that the restrictions in this Article XI are no longer necessary for the preservation of the Tax Benefits, and (z) the beginning of a taxable year of the corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or (subject to paragraph (H) of this Article
                                  -----------------------------------------
XI) later date in accordance with Section (E) of this Article XI. (The date on
- ---
which the restrictions of this Article XI expire hereunder is sometimes referred to herein as the "Expiration Date.")

    (1) Definitions. For purposes of this Article XI:

      (a) "Option" shall have the meaning set forth in Treasury Regulation
    Section 1.382-4;

      (b) a "Permitted Transferee" shall mean any Person if, and only for so long as, all of the Stock owned (directly or indirectly) by such Person was Transferred to such Person by a Preexisting 5-Percent Shareholder in a Transfer with respect to which the consent of the Board of Directors was obtained pursuant to the penultimate sentence of subparagraph (A)(3).

      (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the corporation), or any other entity described in Treasury Regulation Section 1.382-3(a)(1)(i);

      (d) a "Preexisting 5-Percent Shareholder" shall mean (i) Berkshire Hathaway Inc. or any direct or indirect majority-owned subsidiary of Berkshire Hathaway Inc.; (ii) J.P. Guerin, Fabienne M.

    Guerin, the John Patrick Guerin Trust, the Guerin Family Trust and the
    J. Patrick Guerin III Trust; (iii) ESL Partners, L.P.; (iv) Donaldson, Lufkin & Jenrette Securities Corporation, The Equitable Companies Incorporated, AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, or any direct or indirect majority-owned subidiary of the foregoing; (v) any other Person who establishes, on or before April 30, 1996, to the satisfaction of the Board of Directors of the corporation that such Person was a "5-percent shareholder" of PS Group, Inc. within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i) or a "first tier entity" of PS Group, Inc. within the meaning of Treasury Regulation Section 1.382-2T(f)(9) on February 8, 1996; and (vi) any "5-percent owner" or "higher tier entity" (within the meaning of Treasury Regulation Section 1.382-2T(f)(10) and 1.382-2T(f)(14), respectively) of any Person described in clauses (i) through (v) above;

      (e) a "Prohibited Ownership Percentage" shall mean any Stock ownership that would cause a Person or Public Group to be a "5-percent shareholder" of the corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1)(i) or (ii); for this purpose, whether a Person or Public Group would be a "5 percent shareholder" shall be determined (i) without giving effect to the following provisions:
    Treasury Regulation Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-
    2T(h)(2)(iii) and 1.382-2T(h)(6)(iii), (ii) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulation
    Section 1.382-2T(h)(2)(i)(A), (iii) by substituting the term "Person" in place of "individual" in Treasury Regulation Section 1.382-2T(g)(1),
    (iv) by taking into account ownership of Stock at any time during the "testing period" as defined in Treasury Regulation Section 1.382-2T(d)(1), and (v) by treating each day during the testing period as if it were a "testing date" as defined in Treasury Regulation Section 1.382-2T(a)(4)(i); in addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in part (e) of this subparagraph (A)(1) shall be applied in lieu of the definition in Treasury Regulation Section 1.382-2T(f)(18), except that any Option shall be treated as Stock only to the extent treating it as Stock would cause an increase in ownership of Stock by such Person and such Option would be deemed exercised pursuant to Treasury Regulations effect for time to time (disregarding whether treating such Option as exercised would cause an ownership change);

      (f) a "Public Group" shall have the meaning contained in Treasury Regulation Section 1.382-2T(f)(13), excluding any "direct public group" with respect to the corporation, as that term is used in Treasury Regulation Section 1.382-2T(j)(2)(ii);

      (g) "Stock" refers to all classes of stock of the corporation, all Options to acquire stock of the corporation and all other interests that would be treated as stock in the corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18)(iii), other than (i) stock described in Section 1504(a)(4) of the Code and (ii) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend arrearages;

      (h) "Transfer" shall mean any conveyance, by any means, of legal or beneficial ownership (direct or indirect) of shares of Stock, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the transfer of any ownership interest in any entity that owns (directly or indirectly) shares of Stock (and any reference in this Article XI to a Transfer of Stock shall include any Transfer of any interest in any such entity and references to the Persons to whom Stock is Transferred shall include Persons to whom any interest in any such entity shall have been Transferred); and

      (i) "Transferee" means any Person to whom Stock is Transferred.

    (2) Prohibited Transfers. From and after the effective time of the Merger, no Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected: (a) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (b) would increase the Stock ownership percentage (determined in accordance with Section 382 of the Code and the Treasury Regulations thereunder) of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (c) would create, under Treasury Regulation Section 1.382-2T(j)(3)(i), a new "public group" as that term is used in Treasury Regulation Section 1.382-2T(f)(13); provided, however, that (x) part (c) of this subparagraph (A)(2) shall not prohibit any Transfer of Stock by (but not to) a Preexisting 5-Percent Shareholder if such Transfer is not prohibited by part (a) or (b) of this subparagraph (A)(2) and if such Stock was acquired by such Preexisting 5-Percent Shareholder in exchange for shares of stock of PS Group, Inc. that were owned by such Preexisting 5-Percent Shareholder on February 8, 1996,
  (y) part (c) of this subparagraph (A)(2) shall not prohibit any Transfer of Stock by (but not to) a Permitted Transferee if such Transfer is not prohibited by part (a) or (b) of this subparagraph (A)(2), and (z) nothing in this Article XI shall prohibit the Transfer of any interest in any Preexisting 5-Percent Shareholder.

    (3) Board of Directors Consent to Certain Transfers. The Board of Directors may permit any Transfer of Stock that would otherwise be prohibited pursuant to subparagraph (A)(2) of this Article XI if information relating to a specific proposed transaction is presented to the Board of Directors and the Board of Directors determines that, based on the facts in existence at the time of such determination, such transaction will not delay, prevent or otherwise jeopardize the corporation's full utilization of the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with such a Transfer, including without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through such Transfer; provided, however, that any such restrictions shall be consented to by such Transferee and the certificates representing such Stock shall include an appropriate legend. Notwithstanding the foregoing, the Board of Directors shall consent to any proposed Transfer of Stock by (but not to) a Preexisting 5-Percent Shareholder that is otherwise prohibited by part (a) of subparagraph (A)(2) (but is not prohibited by part (b) of subparagraph
  (A)(2)) without the imposition of any conditions if the Board of Directors determines that (i) the Percentage Point Change In Ownership immediately following such Transfer of Stock would not exceed the Percentage Point Change In Ownership immediately prior to such Transfer, and (ii) the Stock to be Transferred was acquired by such Preexisting 5-Percent Shareholder in exchange for shares of stock of PS Group, Inc. that were owned by such Preexisting 5-Percent Shareholder on February 8, 1996; provided, however, such consent shall not constitute consent with respect to any subsequent Transfer or any Transfer of any other Stock. "Percentage Point Change in Ownership" shall mean, on any date, the aggregate of the increase (expressed in terms of percentage points) of the total amount of Stock owned by each of those "5-percent shareholders" of the corporation (within the meaning of Treasury Regulation Section 1.382-2T(g)(1)) whose percentage ownership of Stock has increased as of such date over the lowest percentage of Stock owned by each such 5-percent shareholder at any time during the three-year period preceding such date, such determination to be made in accordance with Treasury Regulation Section 1.382-2T(c) as if such date were a "testing date."

    (4) Waiver of Restrictions. Notwithstanding anything herein to the contrary, the Board of Directors may waive any of the restrictions contained in subparagraph (A)(2) of this Article XI in any instance in which the Board of Directors determines that a waiver would be in the best interests of the corporation, notwithstanding the effect of such waiver on the Tax Benefits.

  (B) PURPORTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTION. Unless the approval or waiver of the Board of Directors is obtained as provided in subparagraphs (A)(3) or (A)(4) of this Article XI, any purported Transfer of Stock in excess of the shares that could be Transferred to the Transferee without restriction under subparagraph (A)(2) of this Article XI shall not be effective to Transfer record, legal, beneficial or any other ownership of such excess shares (the "Prohibited Shares") to the purported acquiror of any form of such ownership (the "Purported Acquiror"), who shall not be entitled to any rights as a stockholder of the corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). Any purported record, beneficial, legal or other owner of Prohibited Shares shall be deemed to be a "Purported Acquiror" of such Prohibited Shares. If there is more than one Purported Acquiror with respect to certain Prohibited Shares (for example, if the Purported Acquiror of record ownership of such Prohibited Shares is not the Purported Acquiror of beneficial ownership of such Prohibited Shares), then references to "Purported Acquiror" shall include any or all of such Purported Acquirors, as appropriate. Subparagraphs (B)(1) and (B)(2) below shall apply only in the case of violations of the restrictions contained in parts (a) and (b) of subparagraph (A)(2) of this Article XI.

    (1) Transfer of Prohibited Shares and Prohibited Distributions to Agent. Upon demand by the corporation, the Purported Acquiror shall transfer or cause the transfer of any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the corporation (the "Agent"). The Agent shall sell in an arms-length transaction (through the New York Stock Exchange, if possible, but in any event consistent with applicable law) any Prohibited Shares transferred to the Agent by the Purported Acquiror. (The proceeds of such sale shall be referred to as "Sales Proceeds.") If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (B)(2) below if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror other than a transfer which (a) is described in the preceding sentences of this subparagraph (B)(1) and (b) does not itself violate the provisions of this Article XI shall not be effective to transfer any ownership of the Prohibited Shares.

    (2) Allocation of Sale Proceeds, Resale Proceeds and Prohibited Distributions. The Sale Proceeds or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount:
  (a) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (b) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses incurred in performing its duties hereunder and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the "Subject Amounts"), shall be paid over to an entity designated by the corporation that is described in Section 501(c)(3) of the Code. In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in performing its duties hereunder.

    (3) Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party (as hereinafter defined), the corporation through its Secretary shall demand that the Purported Acquiror or the Prohibited Party Group (as hereinafter defined) surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party Group within thirty (30) business days from the date of such demand, the corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this subparagraph (B)(3) shall preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the corporation to act within the time periods set out in this subparagraph (B)(3) shall not constitute a waiver of any right of the corporation to compel any transfer required by, or take any action permitted by, this Article XI. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock which would cause a Person or Public Group to become a Prohibited Party or any other violation of Section (A) of this Article XI, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this Article XI, including, without limitation, refusing to give effect on the books of the corporation to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

    (4) Other Remedies. In the event that the Board of Directors determines that a Person proposes to take any action in violation of subparagraph
  (A)(2) of this Article XI, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of subparagraph (A)(2) of this Article XI, the Board of Directors, subject to subparagraph (B)(5) of this Article XI, may take such action as it deems advisable to prevent or to refuse to give effect to any purported Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such purported Transfer or other action on the books of the corporation or instituting proceedings to enjoin such purported Transfer or other action. If any Person shall knowingly violate, or knowingly cause any other Person under the control of such Person ("Controlled Person") to violate, subparagraph
  (A)(2) of this Article XI, then that Person and any Controlled Person shall be jointly and severally liable for, and shall pay to the corporation, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the corporation as a result of such violation, put the corporation in the same financial position as it would have been in had such violation not occurred.

    (5) No Restriction on Settlement of Exchange Transactions. Nothing contained in this Article XI shall preclude the settlement of any transaction involving Stock entered into through the facilities of the New York Stock Exchange, the Pacific Stock Exchange or any other national securities exchange. The application of the provisions and remedies described in this Section (B) of this Article XI shall be deemed not to so preclude any such settlement.

    (6) Modification of Remedies For Certain Indirect Transfers. In the event of any Transfer of Stock which does not involve a transfer of "securities" of the corporation within the meaning of the Delaware General Corporation Law, as amended ("Securities"), but which would cause a Person or Public Group (the "Prohibited Party") to violate a restriction provided for in part (a) or (b) of subparagraph (A)(2) of this Article XI, the application of subparagraphs (B)(1) and (B)(2) shall be modified as described in this subparagraph (B)(6). In such case, the Prohibited Party and/or any Person or Public Group whose ownership of the corporation's Securities is attributed to the Prohibited Party pursuant to Section 382 of the Code and the Treasury Regulations thereunder (collectively, the "Prohibited Party Group") shall not be required to dispose of any interest which is not a Security, but shall be deemed to have disposed of, and shall be required to dispose of, sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group), to cause the Prohibited Party, following such disposition, not to be in violation of part (a) or (b) of subparagraph (A)(2) of this
  Article XI. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in subparagraphs (B)(1) and (B)(2) of this Article XI, except that the maximum aggregate amount payable to the Prohibited Party Group in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

  (C) OBLIGATION TO PROVIDE INFORMATION. The corporation may require as a condition to the registration of the Transfer of any Stock that the proposed Transferee furnish to the corporation all information reasonably requested by the corporation with respect to all the direct or indirect beneficial or legal ownership of Stock or Options to acquire Stock by the proposed Transferee and by Persons controlling, or controlled by or under common control with the proposed Transferee.

  (D) LEGENDS. All certificates issued by the corporation evidencing ownership of shares of Stock of this corporation that are subject to the restrictions on Transfer contained in this Article XI shall bear a conspicuous legend referencing the restrictions set forth in this Article XI.

  (E) FURTHER ACTIONS. Subject to subparagraph (B)(5) of this Article XI, nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes one or more of such actions is in the best interest of the corporation, the Board of Directors may (1) accelerate or, subject to
                                                         ------------
paragraph (H) of this Article XI, extend the Expiration Date, (2) modify the
- ---------------------------------
definitions of any terms set forth in this Article XI or (3) conform any provisions of Section (A) of this Article XI to the extent necessary to make such provisions consistent with the Code and Treasury Regulations following any changes therein; provided that the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or desirable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, as the case may be, which determination may be based upon an opinion of legal counsel to the corporation and which determination shall be filed with the Secretary of the corporation and mailed by the Secretary to the stockholders of this corporation within ten (10) days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind By-laws, regulations and procedures of the corporation not inconsistent with the express provisions of this Article XI for purposes of determining whether any acquisition of Stock would jeopardize the corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article XI. Such procedures and regulations shall be kept on file with the Secretary of the corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of Stock. The Board of Directors of the corporation shall have the exclusive power and authority to administer this Article XI and to exercise all rights and powers specifically granted to the Board of Directors or the corporation, or as may be necessary or advisable in the administration of this
Article XI, including without limitation, the right and power to (1) interpret the provisions of this Article XI, and (2) make all calculations and determinations deemed necessary or advisable for the administration of this
Article XI. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the corporation, the Agent, and all other parties; provided, however, the Board of Directors may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board of Directors as it deems necessary or advisable.

  (F) BENEFITS OF THIS ARTICLE XI. Nothing in this Article XI shall be construed to give to any Person other than the corporation or the Agent any legal or equitable right, remedy or claim under this Article XI. This Article XI shall be for the sole and exclusive benefit of the corporation and the Agent.

  (G) SEVERABILITY. If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.

  (H) AUTOMATIC EXPIRATION UNLESS STOCKHOLDER APPROVAL OBTAINED.
  --------------------------------------------------------------
Notwithstanding anything to the contrary in this Article XI, and subject to
- ---------------------------------------------------------------------------
the power of the Board of Directors to accelerate the Expiration Date pursuant
- ------------------------------------------------------------------------------
to paragraph (E) of this Article XI, the Expiration Date shall occur
- --------------------------------------------------------------------
immediately following the conclusion of the corporation's annual meeting of
- ---------------------------------------------------------------------------
stockholders for the year 2000, unless the stockholders, by the affirmative
- ---------------------------------------------------------------------------
vote of the holders of not less than 50% of the outstanding shares of Common
- ----------------------------------------------------------------------------
Stock of the corporation entitled to vote at such annual meeting, pass a
- ------------------------------------------------------------------------
resolution extending the Expiration Date, in which case the Expiration Date
- ---------------------------------------------------------------------------
shall be extended as required by the terms of such resolution.
- --------------------------------------------------------------

                                                                        ANNEX B
                                                                        -------

                   CERTAIN INFORMATION REGARDING MR. PIRINEA

  The following information has been provided by Mr. Pirinea for inclusion herein:

  Joseph S. Pirinea, age 41, is President, Chief Executive Officer and a director of Pirinea, Cozzolino & Kelly, Certified Public Accountants, P.C., 119 Jackson Street, Hempstead, New York 11550, with which he has been associated since 1987. Mr. Pirinea received a Bachelor of Science Degree in Accounting in 1975 from Brooklyn College, of The City University of New York. The clients he serves primarily consist of private corporations engaged in the construction industry. He also provides accountancy services to non-profit organizations and individuals.

  Mr. Pirinea is the beneficial owner of 65,400 shares of Company Common Stock, as follows: (i) 27,000 shares owned jointly with Mr. Pirinea's wife;
(ii) 23,100 shares owned jointly with Mr. Pirinea's mother; (iii) 8,700 shares owned jointly with Robert Oliveri; (iv) 200 shares held in the Pirinea, Cozzolino & Kelly P.C. Retirement Fund for Mr. Pirinea; (v) 1,000 shares held in a custodial account for Mr. Pirinea's daughter; (vi) 3,100 shares held in Mr. Pirinea's Individual Retirement Account ("IRA"); and (vii) 2,300 shares held in Mr. Pirinea's wife's IRA.

                                                                        ANNEX C
                                                                        -------

                    CERTAIN INFORMATION REGARDING MR. MILLS

  The following information has been provided by Mr. Mills for inclusion herein:

  Christopher Harwood Bernard Mills, age 43, is Chief Executive Officer of North Atlantic Smaller Companies Investment Trust ("NASCIT"), a United Kingdom publicly-traded investment company, the headquarters address of which is 10 Park Place, London, England. Mr. Mills has held this position for more than the past five years. He is also the Chief Investment Officer of J O Hambro & Partners Limited, which manages various investment funds and performs certain administrative services for NASCIT. He is a director of the following companies, the stock of which is publicly traded in the United States: Oak Industries Inc. (electronics); DS Bancor, Inc. (bank); Horace Small Apparel p.l.c. (textiles); and Midstates p.l.c. (autoparts distribution).

  NASCIT is the beneficial owner of 265,000 shares of Company Common Stock.

                                      C-1